Exhibit 3
CONSORTIUM AGREEMENT
among
YINAN HU
KINGSFORD RESOURCES LIMITED
CDH INSERVICE LIMITED
and
TPG ASIA V MU, INC.
Dated as of May 14, 2011

TABLE OF CONTENTS

Page

ARTICLE I PROPOSAL; DEBT FINANCING; HOLDCO OWNERSHIP

SECTION 1.01. Participation in Transaction	2
SECTION 1.02. Proposal	2
SECTION 1.03. Debt Financing	2
SECTION 1.04. Holdco Ownership	3

ARTICLE II PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

SECTION 2.01. Participation in the Transaction	3
SECTION 2.02. Information Sharing and Roles	3
SECTION 2.03. Appointment of Advisors	4
SECTION 2.04. Waivers and Consents	4

ARTICLE III TRANSACTION COSTS

SECTION 3.01. Expenses and Fee Sharing	4

ARTICLE IV LIMITATION OF LIABILITY
SECTION 4.01. Limitation of Liability	5

ARTICLE V EXCLUSIVITY

SECTION 5.01. Exclusivity Period	5

ARTICLE VI TERMINATION

SECTION 6.01. Failure to Agree	6
SECTION 6.02. Effect of Termination For Failure to Agree	7

ARTICLE VII ANNOUNCEMENTS AND CONFIDENTIALITY

SECTION 7.01. Announcements	7
SECTION 7.02. Confidentiality	7
SECTION 7.03. Permitted Disclosures	8

THIS CONSORTIUM AGREEMENT is made as of May 14, 2011, among Yinan Hu (the “Founder”), Kingsford Resources Limited, a company incorporated under the laws of the British Virgin Islands (the “Founder Vehicle”, and together with the Founder, the “Founder Parties”), CDH Inservice Limited, a company incorporated under the laws of the British Virgin Islands (the “Existing Investor”), and TPG Asia V MU, Inc., a company incorporated under the laws of Mauritius (the “Sponsor”). Each of the Founder Parties (taken as a whole), the Existing Investor and the Sponsor is referred to herein as a “Party” and collectively, the “Parties”.
WHEREAS, the Parties propose to undertake a transaction (the “Transaction”) with respect to CNinsure Inc. (the “Target”), a company listed on the NASDAQ Global Select Market (“NASDAQ”), in which the Founder through the Founder Vehicle currently beneficially owns 219,441,430, or approximately 21.87%, and the Existing Investor currently beneficially owns 124,688,540, or approximately 12.43% of the issued and outstanding ordinary shares, par value US$0.001 per share (“Target Ordinary Shares”) (not including outstanding share options) and the Sponsor currently does not hold any of the issued and outstanding Target Ordinary Shares (and does not own any options, warrants or other rights to subscribe for Target Ordinary Shares). The purpose of the Transaction is to acquire the Target which would result in a delisting of the Target from NASDAQ and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);
WHEREAS, in connection with the Transaction, the Parties propose to form a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to form a direct, wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands. At the Closing (as defined below), the Parties intend that (a) Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the surviving company (the “Surviving Company”) and becoming a direct, wholly-owned subsidiary of Holdco, (b) each outstanding Target Ordinary Share, other than the Rollover Shares (as defined below) held by the Founder Vehicle and the Existing Investor (subject to any exceptions to be agreed between the Parties), will be cancelled in consideration for the right to receive the merger consideration per Target Ordinary Share to be set forth in the Merger Agreement (as defined below) (the “Merger Consideration”), (c) each outstanding Target option (subject to any exceptions to be agreed between the Parties) shall be cancelled in the Merger in consideration for a right to elect to receive (i) cash or (ii) a pro rata allocation of Preferred Shares (as defined below) and Common Shares (as defined below), in either case, (x) with a value equal to the Merger Consideration less the exercise price for such option, and (y) subject to vesting conditions and performance criteria to be agreed between the Parties; (d) (i) Target Ordinary Shares representing five percent (5.0%) of the outstanding shares of the Target held by the Founder Vehicle would be cashed out in the Transaction, and (ii) Target Ordinary Shares representing approximately 7.4% of the outstanding shares of the Target held by the Existing Investor would be cashed out in the Transaction; and (e) all remaining Target Ordinary Shares held by the Founder Vehicle and the Existing Investor, in each case as specified in Schedule A (collectively, the “Rollover Shares”) will be cancelled for no consideration (subject to any exceptions to be agreed between the Parties);
WHEREAS, on the date hereof, the Founder, the Existing Investor and the Sponsor will submit a non-binding proposal, a copy of which is attached hereto as Schedule B (the “Proposal”) to the Target’s board of directors in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence, (b) discussions regarding the Proposal with the Target and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target), including an agreement and plan of merger among Holdco, Merger Sub and the Target in the form to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the board of directors of the Target.
NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
PROPOSAL; DEBT FINANCING; HOLDCO OWNERSHIP
SECTION 1.01. Participation in Transaction. The Parties agree to participate in the Transaction on the terms set forth in this Agreement.
SECTION 1.02. Proposal. On the date hereof, the Founder, the Existing Investor and the Sponsor shall submit a letter to the Target’s board of directors disclosing the execution and the terms of this Agreement. Thereafter, the Parties shall: (a) undertake further due diligence with respect to the Target and its business; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties). The Parties agree to negotiate in good faith to reach agreement on a shareholders’ agreement (the “Shareholders’ Agreement”) that would, among other things, govern the relationship of the shareholders in Holdco following the Closing, and that would contain provisions customary for transactions of this type.
SECTION 1.03. Debt Financing. The Parties agree and acknowledge that the closing of the Transaction shall not be subject to any debt financing condition. The Parties shall use best efforts to arrange debt financing (“Debt Financing”) for the Target to be implemented at or following the Closing on market terms (as determined by the Sponsor). The Parties shall work together and cooperate in good faith in connection with arranging the Debt Financing. The Sponsor shall coordinate with banks and other financing sources identified by the Sponsor in connection with the Debt Financing (the “Financing Banks”), and the Founder Parties and the Existing Investor shall provide such assistance in connection with arranging the Debt Financing as may be reasonably requested by the Sponsor. Each of the Parties shall (a) furnish the Financing Banks with financial and other pertinent information as may be reasonably requested by the Financing Banks as promptly as practicable, including all financial statements, business plans, forecasts and projections, and financial and other data of the type and form customarily required to consummate the facilities contemplated by the Debt Financing, subject to appropriate confidentiality undertakings, (b) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing, and (c) taking all corporate actions reasonably requested by the Financing Banks to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or other certificates, or documents as may be requested by the Financing Banks.

SECTION 1.04. Holdco Ownership. Unless the Parties otherwise agree, prior to the execution of the Merger Agreement, the Sponsor shall incorporate Holdco and shall cause Holdco to incorporate Merger Sub. The Parties shall agree in good faith the memorandum and articles of association of Holdco and Merger Sub, and the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company upon the Closing. Although the exact capital structure of Holdco will need to be determined, the Parties currently contemplate that Holdco would have two classes of equity securities, a preferred security (“Preferred Shares”) and a common security (“Common Shares”). The Parties’ relative ownership of Preferred Shares would be based on their relative capital contributions to Holdco (with each Rollover Share being valued at the Merger Consideration). Each Party would also receive Common Shares initially representing the same percentage interest as their respective percentage interest in Preferred Shares. For the avoidance of doubt, the Parties agree that the obligation of the Sponsor, the Existing Investor and the Founder Parties to purchase and pay for any Holdco shares to be purchased by them shall be subject to the satisfaction or waiver of the various conditions to the obligations of Holdco and Merger Sub to be set forth in the Merger Agreement.
ARTICLE II
PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS
SECTION 2.01. Participation in the Transaction. Each Party shall participate in the negotiation of the terms of the Documentation in connection with the Transaction and shall use its reasonable best efforts to (a) comply with any information delivery or other requirements (including confidentiality agreements with the Target) entered into by Holdco, a Party or an Affiliate of a Party and shall not, and shall direct that its Representatives do not, cause (by their action or omission) any other Party to breach such arrangements or obligations, (b) participate in meetings with the Special Committee and its advisors and (c) execute any confidentiality agreements reasonably required by the Target.
SECTION 2.02. Information Sharing and Roles. (a) Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (i) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (ii) providing each other or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the Documentation, (iii) providing timely responses to requests by another Party for information, (iv) applying the level of resources and expertise that such Party considers is necessary and appropriate to meet its obligations under this Agreement, and (v) conducting negotiations with the Special Committee, its advisors and other parties in connection with the Transaction and in coordination with each other. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation MA of the Exchange Act).

(b) The Parties shall work together in good faith to agree on necessary public statements about their intentions in relation to the Target. The issuance of any such public statement shall be subject to Section 7.01.
SECTION 2.03. Appointment of Advisors. (a) The Parties shall agree to the scope and engagement terms of all joint Advisors to Holdco and/or the Parties in connection with the Transaction. The following Advisors have been jointly selected by the Parties to represent the consortium in connection with the Transaction: (1) Shearman & Sterling LLP as international counsel, (2) Fangda Partners as PRC counsel, (3) Conyers Dill & Pearman as Cayman Islands counsel, (4) PricewaterhouseCoopers as accounting and tax advisor, and (5) Bain & Company as industry consultant. The Parties shall also engage a financial advisor to represent the consortium in connection with the Transaction, which advisor shall be identified by the Sponsor and whose appointment and scope and terms of engagement shall be approved by the other Parties in writing (such approval not to be unreasonably withheld or delayed).
(b) If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Documentation, it may retain other Advisors to advise it. Each Party which engages separate Advisors shall provide prior notice to the other Parties of such engagement together with an estimate of fees and expenses of such Advisors. Baker & McKenzie is acting as international counsel to the Founder Parties in connection with the Transaction. Simpson Thacher & Bartlett LLP is acting as international counsel to the Existing Investor in connection with the Transaction. Each Party which engages any separate Advisors shall be solely responsible for the fees and expenses of any such separate Advisors, unless the scope and engagement terms of such separate Advisors have been approved by the other Parties in writing (such approval not to be unreasonably withheld or delayed).
SECTION 2.04. Waivers and Consents. Each Party shall use reasonable best efforts and shall provide all cooperation as may be reasonably requested by the Sponsor to obtain all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required or, in the view of the Sponsor, desirable for the consummation of the Transaction.
ARTICLE III
TRANSACTION COSTS
SECTION 3.01. Expenses and Fee Sharing. (a) If the Transaction is consummated then, at or immediately following the Closing, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, all of their out-of-pocket costs and expenses incurred prior to the Closing in connection with (i) the negotiation, delivery and execution of this Agreement, the Merger Agreement, any Debt Financing documentation and the other Documentation and (ii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties (including any separate Advisors who have been approved by the Parties in accordance with Section 2.03(b)) incurred in connection with the foregoing and any Claims paid by any Party (other than as a result of the fraud, willful misconduct or breach of this Agreement by such Party) (collectively, the “Investor Expenses”).

(b) If the Transaction is not eventually consummated without any breach by any Party, the Parties agree to share, ratably based on each Party’s Respective Proportion, out-of-pocket costs and expenses payable by them in connection with the Transaction incurred prior to the termination of this Agreement, including any fees and expenses payable to the Advisors (including any separate Advisors who have been approved by the Parties in accordance with Section 2.03(b)). If it is finally determined in accordance with Section 10.09 that (i) a Party has breached this Agreement, and (ii) such breach has resulted in the Merger not being consummated, then such breaching Party shall be liable to reimburse any non-breaching Party for any out-of-pocket costs and expenses, including any Advisor fees and expenses, incurred by the non-breaching Party in connection with the Transaction.
(c) Each Party shall be entitled to receive, on a pro rata basis in accordance with its Respective Proportion, any termination or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to Section 3.01(b).
ARTICLE IV
LIMITATION OF LIABILITY
SECTION 4.01. Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint or joint and several) and each Party’s obligation for fees and costs pursuant to Article III is capped at such Party’s Respective Proportion; provided that the obligations of the Founder Parties under this Agreement shall be joint and several as among the Founder and the Founder Vehicle. The Parties shall share the Liability (if any) in respect of each and every Claim in their Respective Proportions, except where the Claim has arisen as a result of the fraud, willful misconduct or breach of this Agreement by a Party in which case the Liability for the Claim will rest solely with the Party who has committed the act of fraud or willful misconduct or the breach. If the amount paid by a paying Party is more than the paying Party’s Respective Proportion of the relevant Liability, the other Parties shall immediately upon demand pay to the paying Party such sum as may be necessary to ensure that each Party bears only its Respective Proportion of such Liability.
ARTICLE V
EXCLUSIVITY
SECTION 5.01. Exclusivity Period. Subject to Article VI, during the Exclusivity Period each Party shall:
(a) work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target; (ii) formulate the terms of the Proposal, including the amount to be paid, by the date for submission of the Proposal or any other date agreed by the Parties; (iii) prepare and submit to the Target the Proposal and the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Parties and (v) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b) not, without the written consent of the other Parties, directly or indirectly, either alone or with any of its Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire or dispose of any Securities, and in the case of the Founder Parties and the Existing Investor, directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would make have the effect of preventing, disabling or delaying the Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 5.01(a) or 5.01(b);
(c) immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and
(d) notify the other Party promptly if it or any of its Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication.
ARTICLE VI
TERMINATION
SECTION 6.01. Failure to Agree. If the Founder, the Existing Investor and the Sponsor are unable to agree either (a) as between themselves upon the material terms of the Transaction or (b) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (i) a Party may cease its participation in the Transaction; and (ii) this Agreement shall terminate with respect to such withdrawing Party, following which the provisions of Section 6.02 will apply.

SECTION 6.02. Effect of Termination For Failure to Agree. Upon termination of this Agreement with respect to a Party under Section 6.01, Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for its pro rata portion of any Investor Expenses incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement occurring prior to termination.
ARTICLE VII
ANNOUNCEMENTS AND CONFIDENTIALITY
SECTION 7.01. Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable). Any announcement to be made by the Parties or their Affiliates (including Holdco) in connection with the Transaction shall be jointly coordinated and agreed by the Parties.
SECTION 7.02. Confidentiality. (a) Except as permitted under Section 7.03, each Party shall not, and shall direct that its Representatives do not, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.
(b) Subject to Section 7.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), destroy at the option of the Recipient, any Confidential Information contained in any material in its or its Representatives’ possession or control.
(c) Each of the Sponsor and the Existing Investor may retain in a secure archive a copy of the Confidential Information referred to in Section 7.02(b) if the Confidential Information is required to be retained by the Sponsor or the Existing Investor, as applicable, for regulatory purposes or in connection with a bona fide document retention policy.
(d) Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in Section 7.02(a) shall continue to apply for a period of twelve (12) months following termination of this Agreement unless otherwise agreed in writing.

SECTION 7.03. Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsor, potential sources of capital) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.
ARTICLE VIII
NOTICES
SECTION 8.01. Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:
If to the Founder Parties:
22/F Yinhai Building
No. 299 Yanjing Zhong Road
Guangzhou, Guangdong 510110
People’s Republic of China
Attention: Yinan Hu
Facsimile: +86-20-6126-2893
with a copy to:
Baker & McKenzie
14th Floor, Hutchinson House
10 Harcourt Road
Hong Kong
Attention: Brian Spires
Facsimile: +852-2842-1772
If to the Existing Investor:
1503 International Commerce Center,
1 Austin Road West
Kowloon, Hong Kong
Attention: Xiaojun Shang
Facsimile: +852-2810-7083

with a copy to:
Simpson Thacher & Bartlett LLP
ICBC Tower, 35/F
3 Garden Road
Hong Kong
Attention: Kathryn King Sudol
Facsimile: +1-212-455-2502
If to the Sponsor:
TPG Capital
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
USA
Attention: Legal Department
Facsimile: +1-817-871-4088
with a copy to:
Shearman & Sterling LLP
12/F Gloucester Tower
The Landmark
15 Queen’s Road Central
Central, Hong Kong
Attention: Paul Strecker
Facsimile: +852-2978-8099
or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
SECTION 9.01. Representations and Warranties. Each Party hereby represents and warrants to the other (on behalf of such Party only) that (a) it has the requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such person and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof. Each Party further represents and warrants to the other (on behalf of such Party only) that (i) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (A) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such person is a party or by which such person is bound or office such person holds; (B) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such person or any of the properties or assets of such person; or (C) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon such person’s properties or assets and (ii) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.
SECTION 9.02. Target Ordinary Shares. (a) As of the date of this Agreement, the Founder Vehicle and the Existing Investor, respectively: (i) hold of record (free and clear of any encumbrances or restrictions) the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” under its name on Schedule A; (ii) holds (free and clear of any encumbrances or restrictions) the other Securities of Target set forth under the heading “Other Securities” under its name on Schedule A. The Founder has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by the Founder Vehicle. The Existing Investor has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by the Existing Investor.
(b) As of the date of this Agreement, the Founder Parties and the Existing Investor, respectively: (i) own the additional Securities of Target set forth under the heading “Additional Securities Beneficially Owned” under their names on Schedule A, and (ii) do not directly or indirectly own any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule A under their names. For purposes of this Section 9.02(b), “owns” means any Founder Party or the Existing Investor, as the case may be, (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.
SECTION 9.03. Separate Representations and Warranties. Each representation and warranty in Sections 9.01 and 9.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.
SECTION 9.04. Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 9.01 and 9.02 and have been induced by them to enter into this Agreement.

ARTICLE X
MISCELLANEOUS
SECTION 10.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.
SECTION 10.02. Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.
SECTION 10.03. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
SECTION 10.04. Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
SECTION 10.05. Language. The official text of this Agreement and any notices given or made hereunder shall be in both English and Chinese. In the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made to the agreement as written in English and Chinese.
SECTION 10.06. Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Party; provided, however, the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of the Sponsor, any limited partners or investment vehicles of the Sponsor or such funds (other than any portfolio companies of the Sponsor or such funds) and, subject to the consent of the other Parties (not to be unreasonably withheld or delayed), any other co-investors of the Sponsor (as the case may be), but no such assignment shall relieve the Sponsor from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

SECTION 10.07. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.
SECTION 10.08. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.
SECTION 10.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Subject to Section 10.10, each of the Parties hereby agrees that any and all disputes or claims arising out of or relating to this Agreement shall be exclusively referred to and finally resolved by arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”), which Rules are deemed to be incorporated by reference into this clause, except that any provisions in those Rules which relate to the nationality of arbitrators shall be disapplied in their entirety. The procedure for arbitration will be as follows: the arbitral tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the ICC. The seat of arbitration shall be Hong Kong and the language of the arbitration shall be English. The Tribunal shall have no authority to award punitive or other punitive-type damages.
SECTION 10.10. Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.
ARTICLE XI
DEFINITIONS AND INTERPRETATION
SECTION 11.01. Definitions. In this Agreement, unless the context requires otherwise:
“ADSs” means the American Depositary Shares of the Target, each of which currently represents 20 Target Ordinary Shares.
“Advisors” means the advisors and/or consultants of Holdco, the Parties and/or a Party, as the case may be, appointed in connection with the Transaction.
“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.
“Arbitrator” has the meaning given in Section 10.09.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.
“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.
“Closing” means the consummation of the Transaction.
“Common Shares” has the meaning given in Section 1.04.
“Competing Proposal” means a proposal, offer or invitation to the Company, the Sponsor, the Founder Parties, the Existing Investor or any of their respective Affiliates (other than the Proposal), that involves the acquisition of Control of the Target, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.
“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the existence or terms of, and any negotiations or discussions relating to, the Proposal.
“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.
“Debt Financing” has the meaning given in Section 1.03.
“Discloser” has the meaning given in Section 7.02(a).
“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, the Shareholders’ Agreement, Debt Financing documents, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.

“Exchange Act” has the meaning given in the recitals.
“Exclusivity Period” means the period beginning on the date hereof and ending on the first to occur of: (a) the date six months after the date hereof, and (b) the mutually agreed termination of this Agreement.
“Existing Investor” has the meaning given in the preamble.
“Financing Banks” has the meaning given in Section 1.03.
“Founder” has the meaning given in the preamble.
“Founder Parties” has the meaning given in the preamble.
“Founder Vehicle” has the meaning given in the preamble.
“Holdco” has the meaning given in the recitals.
“ICC” has the meaning given in Section 10.09.
“Investor Expenses” has the meaning given in Section 3.01(a).
“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.
“Merger” has the meaning given in the recitals.
“Merger Agreement” has the meaning given in the recitals.
“Merger Consideration” has the meaning given in the recitals.
“Merger Sub” has the meaning given in the recitals.
“NASDAQ” has the meaning given in the recitals.
“Parties” has the meaning given in the preamble.
“Preferred Shares” has the meaning given in Section 1.04.
“Proposal” has the meaning given in the recitals.
“Recipient” has the meaning given in Section 7.02(a).

“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).
“Respective Proportion” means, with respect to a Party, the proportion that such Party’s planned equity participation in Preferred Shares bears to the aggregate amount of all of the Parties’ planned equity participation in Preferred Shares.
“Rollover Shares” has the meaning given in the recitals.
“Rules” has the meaning given in Section 10.09.
“SEC” means the United States Securities and Exchange Commission.
“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Target.
“Shareholders’ Agreement” has the meaning given in Section 1.02.
“Special Committee” means a special committee of independent directors of the Target that will be established to be responsible for, among other matters, negotiating the terms of the Transaction.
“Sponsor” has the meaning given in the preamble.
“Surviving Company” has the meaning given in the recitals.
“Target” has the meaning given in the recitals.
“Target Ordinary Shares” has the meaning given in the recitals.
“Transaction” has the meaning given in the recitals.
“Transfer” has the meaning given in Section 5.01(b).
“Tribunal” has the meaning given in Section 10.09.
SECTION 11.02. Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.
SECTION 11.03. Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

SECTION 11.04. Meaning of References. In this Agreement, unless the context requires otherwise:
(a) words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;
(b) references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;
(c) references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;
(d) any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;
(e) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;
(f) references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement; and
(g) references to “Target Ordinary Shares” shall include Target Ordinary Shares represented by ADSs.
SECTION 11.05. Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.
SECTION 11.06. Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

YINAN HU
/s/ Yinan Hu

KINGSFORD RESOURCES LIMITED
By:	/s/ Yinan Hu
	Name:	Yinan Hu
	Title:	Director

CDH INSERVICE LIMITED
By:	/s/ Kiang Hua Lew
	Name:	Kiang Hua Lew
	Title:	Director

TPG ASIA V MU, INC.
By:	/s/ Sing Wang
	Name:	Sing Wang
	Title:	Authorized Signatory

[Consortium Agreement Signature Page]